Exhibit 10.1

DEUTSCHE BANK TRUST COMPANY AMERICAS DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	GOLDMAN SACHS CREDIT PARTNERS L.P. 85 Broad Street New York, New York 10004	LEHMAN COMMERCIAL PAPER INC. LEHMAN BROTHERS INC. 745 Seventh Avenue New York, New York 10019

November 3, 2004

Penn National Gaming, Inc.
825 Berkshire Boulevard
Suite 200
Wyomissing, Pennsylvania 19610

Attention:	William J. Clifford,
Senior Vice President Finance and
Chief Financial Officer

Re:  Acquisition Financing - Senior Secured Financing Commitment Letter

Ladies and Gentlemen:

Penn National Gaming, Inc., a Pennsylvania corporation (“you” or the “Borrower”), has informed Deutsche Bank Trust Company Americas (“DBTCA”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBTCA, “DB”), Goldman Sachs Credit Partners L.P. (“GSCP”), Lehman Brothers Inc. (“LBI”) and Lehman Commercial Paper Inc. (“LCPI” and, together with LBI, “Lehman”) that: (i) you intend to enter into a merger agreement (the “Acquisition Agreement”) with Argosy Gaming Company, a Delaware corporation (“Target”), pursuant to which you will acquire through merger (the “Acquisition”) all of the capital stock of Target for cash and a newly created wholly-owned subsidiary of yours will be merged with and into Target, with Target as the surviving entity); (ii) at the time of or prior to the consummation of the Acquisition, you will repay or cause to be repaid all outstanding borrowings and other obligations owing under your existing credit facilities (the “Existing Borrower Facilities”) and you shall terminate or cause to be terminated all commitments under the Existing Borrower Facilities in connection therewith (the “Borrower Refinancing”); (iii) at the time of the consummation of the Acquisition, you will repay or cause to be repaid all outstanding borrowings and other obligations owing under the existing credit facilities of Target and its subsidiaries (the “Existing Target Facilities”) and all commitments thereunder shall be terminated in connection therewith; and (iv) (A) on the Closing Date (defined below), you will cause Target to either (x) consummate cash tender offers for not less than a majority of each of Target’s 7% senior subordinated notes due 2014 and Target’s 9% senior subordinated notes due 2011 (collectively, the “Existing Target Notes”) at a price not exceeding that reflected in the sources and uses of funds described herein, plus accrued and unpaid interest, and, in connection therewith, Target will obtain consents to eliminate all significant restrictive covenants from the indentures governing the Existing Target Notes (the “Existing Target Notes Indentures”) or (y) otherwise redeem, repurchase, retire or defease the Existing Target Notes with the same effect as set forth in the preceding subclause (x) (the transactions referred to in this clause (A) are the “Target Notes Tender/Consent”) and (B) to the extent any Existing Target Notes remain outstanding following the Closing Date, Target will commence change of control offers, as and to the extent required, under the terms of the Existing Target Notes Indentures at a price of 101% of the principal amount thereof, plus accrued and unpaid interest (the “Target Notes COC Offers”).   The transactions described in preceding clauses (iii) and (iv) being herein collectively referred to as the “Target Refinancing” and the Borrower Refinancing and the Target Refinancing are collectively referred to as the “Refinancing”.

For purposes of this Commitment Letter, (i) DB, GSCP and Lehman are collectively referred to as the “Banks, “we” or “us” and, individually as a “Bank”; (ii) DBTCA, GSCP and LCPI are collectively referred to as the “Commitment Banks”; and (iii) DBSI, GSCP and LBI are collectively referred to as the “Arrangers”.

It is our understanding that (w) the purchase price for the equity and equity equivalents to be paid to effect the Acquisition shall not exceed approximately $1,410.4 million, (x) the amount to effect the Refinancing (including premiums but not accrued interest) shall be approximately $1,195.2 million (of which approximately $575.2 million will be in respect of the Existing Borrower Facilities and the Existing Target Facilities and the balance will be in respect of the Existing Target Notes (assuming 100% are tendered in the Target Notes Tender/Consent)), (y) the fees, expenses and severance costs payable in connection with the Transaction (as defined below) will not exceed approximately $141.5 million (which assumes a Two Phase Syndication (as defined below)) and (z) after giving effect to the Target Refinancing to be effected on the Closing Date, Target and its subsidiaries shall be acquired free of all indebtedness and preferred stock, except for (1) those Existing Target Notes not paid pursuant to the Target Notes Tender/Consent, (2) intercompany indebtedness in amounts reasonably acceptable to the Arrangers, provided such intercompany indebtedness shall be subordinated to the Senior Secured Financing (defined below) to the reasonable satisfaction of the Arrangers to the extent not prohibited by applicable gaming laws, and (3) such exceptions (if any) for any other existing indebtedness as may be agreed to by the Arrangers in their reasonable discretion.

In order to finance the Acquisition and the Refinancing, to pay the fees and expenses incurred in connection with the Transaction, and to provide for the working capital needs and general corporate requirements of the Borrower and its subsidiaries after giving effect to the Acquisition, it is presently contemplated that the Borrower shall (i) utilize cash on hand not to exceed approximately $15.8 million and (ii) obtain senior secured credit facilities in the aggregate amount of $2.9 billion (the “Senior Secured Financing”) (with the transactions described in preceding clauses (i) and (ii) being herein collectively referred to as the “Financing Transactions” and, together with the Acquisition and the Refinancing and the fees and expenses payable in connection with the foregoing, being herein referred to as the “Transaction”).

The sources of funds needed to effect the Acquisition and the Refinancing, as well as to pay all fees and expenses incurred in connection with the Transaction, shall be provided solely through the Financing Transactions.  It is understood further that the Senior Secured Financing shall consist of the following: (i) a $400 million “A” term loan facility (the “A Term Loan Facility”); (ii) a $1,750 million “B” term loan facility (the “B Term Loan Facility” and, together with the A Term Loan Facility, the “Term Loan Facilities”); and (iii) a $750 million revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facilities, the “Credit Facilities”).  It is also understood that: (A) (x) all of the A Term Loan Facility

2

shall be drawn on the closing date of the Acquisition (the “Closing Date”) and (y) up to $1,750 million of the B Term Loan Facility shall be drawn on the Closing Date, in each case with respect to clauses (x) and (y), to effect the Acquisition and the Refinancing (assuming 100% of the Existing Target Notes are tendered pursuant to the Existing Target Notes/Repurchase Transactions) and to pay fees and expenses incurred in connection with the Transaction; provided, however, that, if the Pocono Downs Sale (as defined in the Term Sheet referred to below) has been completed concurrent with or prior to the Closing Date, then the aggregate amounts of the Pocono A Term Loan Commitment Tranche and the Pocono B Term Loan Commitment Tranche (as such terms are defined in the Term Sheet) or any part thereof shall not be available to be drawn at any time; (B) not more than approximately $662.5 million of the proceeds of the Revolving Credit Facility may be used to make payments owing to effect the Acquisition and the Refinancing and to pay fees and expenses incurred in connection with the Transaction; and (C) such unutilized portion of the B Term Loan Facility as may be required (if any) under the existing terms of the applicable indentures to fund the Target Notes COC Offers following the Closing Date but no later than 90 days following the Closing Date may be used to effect the Target Notes COC Offers and, to the extent not so used during such period, shall not be available at any time.

Notwithstanding the foregoing or anything else herein to the contrary, the Arrangers (after consultation with the Borrower and subject to applicable regulatory approvals) may require that the Credit Facilities be structured to permit the following: (1) funds necessary for the Borrower Refinancing and the working capital needs of the Borrower and its subsidiaries without giving effect to the Acquisition will be made available significantly prior to the Acquisition and as soon as practicable after requested by the Arrangers; (2) two separate syndications of the commitments hereunder may occur at separate times — one to effectuate the Borrower Refinancing as provided under the preceding clause (1) and one to effectuate the balance of the syndication of the commitments; (3) the documentation for the Credit Facilities will be structured to permit the multiple and delayed drawings reflected in the foregoing with appropriate adjustments required by the Arrangers (after consultation with the Borrower) to effectuate the foregoing that are not otherwise inconsistent with the terms herein and in the Term Sheet and the Fee Letter and the term “Closing Date” herein and in the Term Sheet and the Fee Letter shall include the initial funding date to the extent appropriate; and (4) an amendment and restatement (or a replacement facility consistent with this Commitment Letter and the Term Sheet if the requisite votes to approve an amendment and restatement are not obtainable) of the documentation of the Credit Facilities put in place for the Borrower Refinancing may be required to facilitate and reflect the second phase of the syndication.  The actions and revisions necessary to effectuate the foregoing are referred to herein as the “Two Phase Syndication.”  In addition, it is understood that the Borrower will continue to review and consider the extent to which the subject debt of the Refinancing (other than the Existing Borrower Facilities and the Existing Target Facilities) should be modified and the Arrangers will work with the Borrower in such review and consider alternatives, all subject to the Arrangers’ prior written consent, which would require mutually agreed modifications to the amounts and possibly structure of the Credit Facilities.

A summary of certain of the terms and conditions of the Senior Secured Financing is set forth in Exhibit A attached hereto (the “Term Sheet”).  Please note that those matters that are not covered or made clear herein or in the Term Sheet or in the related fee letter of even

3

date herewith among the parties hereto (the “Fee Letter”) are subject to mutual agreement of the parties hereto; provided, that any additional terms shall be consistent with this Commitment Letter, the Term Sheet and the Fee Letter.

DBTCA is pleased to confirm that, subject to the terms and conditions set forth herein and in the Term Sheet and the Fee Letter, it hereby severally commits to provide one-third of the aggregate principal amount of each of the Credit Facilities.  GSCP is pleased to confirm that, subject to the terms and conditions set forth herein and in the Term Sheet and the Fee Letter, it hereby severally commits to provide one-third of the aggregate principal amount of each of the Credit Facilities.  LCPI is pleased to confirm that, subject to the terms and conditions set forth herein and in the Term Sheet and the Fee Letter, it hereby severally commits to provide one-third of the aggregate principal amount of each of the Credit Facilities.

DBSI is pleased to confirm that, subject to the terms and conditions set forth herein and in the Term Sheet and the Fee Letter, it will act as joint lead arranger and joint book running manager for the Senior Secured Financing.  GSCP is pleased to confirm that, subject to the terms and conditions set forth herein and in the Term Sheet and the Fee Letter, it will act as joint lead arranger, joint book running manager and co-syndication agent for the Senior Secured Financing.  LBI is pleased to confirm that, subject to the terms and conditions set forth herein and in the Term Sheet and the Fee Letter, it will act as joint lead arranger and joint book running manager for the Senior Secured Financing.  LCPI is please to confirm that, subject to the terms and conditions set forth herein and in the Term Sheet and the Fee Letter, it will act as co-syndication agent for the Senior Secured Facilities.  DBTCA is pleased to confirm that, subject to the terms and conditions set forth herein and in the Term Sheet and the Fee Letter, it will act as the sole and exclusive administrative agent for the Senior Secured Financing.

At the option of the Arrangers (collectively), any Bank and/or one or more affiliates thereof may also be designated as “Documentation Agent” or such other titles as may be deemed appropriate or desirable by the Arrangers.  Notwithstanding anything to the contrary contained above in this paragraph, in connection with the syndication of the Senior Secured Financing, the Arrangers shall have the right (in consultation with you) to award one or more of the roles or titles described above, or such other titles as may be determined by the Arrangers, to one or more other Lenders or affiliates thereof, in each case as determined by the Arrangers in their sole discretion.  It is agreed that DB’s names shall receive “top-left” placement on any marketing materials in connection with the Senior Secured Financing.  You agree that, except as contemplated by the immediately preceding three sentences, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter) will be paid in connection with the Senior Secured Financing unless you and the Arrangers shall so agree.

We reserve the right, prior to or after execution of the definitive credit documentation for the Senior Secured Financing, to syndicate all or part of our commitments hereunder to one or more other Lenders (other than certain funds or institutions previously identified to us by the Borrower and agreed to by us) that will become party to such definitive credit documentation pursuant to a syndication to be managed by the Arrangers.  You agree that, upon delivery to the Arrangers by another Lender (which is a reputable fund or financial institution) of a commitment

4

letter in writing for the benefit of the Borrower for all or a portion of the Senior Secured Financing containing terms no less favorable to the Borrower than the terms hereof, the Commitment Banks shall be fully relieved of their respective obligations hereunder to the extent of the commitments set forth in such commitment letter pro rata based on their respective commitments with respect to the Senior Secured Financing.   All aspects of the syndication of the Senior Secured Financing, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by the Arrangers in consultation with you.  You agree to actively assist the Arrangers in such syndication, including by using your commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from your existing lending relationships and to provide the Arrangers and the Lenders, promptly upon request, with all information reasonably deemed necessary by the Arrangers to complete successfully the syndication, including, but not limited to, (a) an information package for delivery to potential syndicate members and participants and (b) projections prepared by you or your affiliates or advisors relating to the transactions described herein.  You also agree to make available your senior officers and representatives, and to use commercially reasonable efforts to cause the senior officers and representatives of Target and its subsidiaries, to be available, in each case from time to time and to attend and make presentations regarding the business and prospects of Target and its subsidiaries at a meeting or meetings of Lenders or prospective Lenders at such times and places as the Arrangers may reasonably request.

You represent, warrant and covenant that no written information (including written reports filed with the SEC which we have reviewed prior to the date hereof for purposes of evaluating the Transaction) (to your knowledge with respect to written information and as to written reports filed with the SEC pertaining to Target and its subsidiaries) which has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby (such written information being referred to herein collectively as the “Information”) taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not materially misleading, in the light of the circumstances under which they were (or hereafter are) made; provided that, with respect to Information consisting of statements, estimates and projections regarding the future performance of the Borrower, Target and their respective subsidiaries(1) (collectively, the “Projections”), no representation, warranty or covenant is made other than that the Projections have been (and, in the case of Projections furnished after the date hereof, will be) prepared in good faith based on assumptions believed to be reasonable at the time of preparation thereof (it being understood that the Projections are subject to contingencies and assumptions, many of which are beyond the control of the Borrower, and no assurance can be given that the Projections will be realized).  You agree to supplement the Information and the Projections from time to time until the date of the initial borrowing under the Senior Secured Financing,

(1)                                  Unless the context expressly requires otherwise, all references to subsidiaries in the Term Sheet, the Commitment Letter and the Fee Letter shall exclude the Unrestricted Group (as defined in the Term Sheet).

5

as appropriate, so that the representations and warranties in the preceding sentence remain correct in all material respects (it being acknowledged and agreed that such supplements are not subject to our approval and shall not affect the accuracy of any previous representation and warranty as of the time just made).  You understand that, in syndicating the Senior Secured Financing, we will use and rely on the Information and the Projections without independent verification thereof.

Each Bank’s commitments and agreements hereunder are subject to (a) since November 3, 2004, there not occurring any Target Material Adverse Effect (as defined below), (b) the Arrangers’ reasonable satisfaction that, after the date hereof until the earlier of (i) the successful syndication of the Senior Secured Financing and (ii) 90 days after the Closing Date, there shall be no competing offering, placement or arrangement of any debt securities or bank financing (other than the Permitted Financings) (defined below) by or on behalf of the Borrower or any of its subsidiaries that could reasonably be expected to disrupt, interfere with or affect the syndication of the Credit Facilities or any part thereof, (c) you shall not be in breach of the Fee Letter in any material respect, and (d) the other conditions set forth or referred to herein and in the Term Sheet.

As used above, “Target Material Adverse Effect” means any change, condition, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or is reasonably likely to have a material adverse effect on the business, assets, results of operations or financial condition of Target and its subsidiaries, taken as a whole, or the ability of Target to perform its obligations under the Acquisition Agreement or consummate the other transactions contemplated thereby; provided, however, that no changes, circumstances or effects arising from or attributable to (i) general economic, political or regulatory conditions (A) including any proposed or adopted Law (as defined below) of general applicability or any other proposal, enactment or action of general applicability of any Governmental Entity (as defined below) but (B) excluding any Law or any other action, taken by any Governmental Entity which is not an Excluded Action (as defined below) and either: (1) is specifically directed at Target; or (2) prior to the receipt of the Target Requisite Vote (as defined below), has a disproportionate effect on the Target relative to other participants in the gaming industry in the state to which such Law or other action applies; (ii) any changes in GAAP or interpretations thereof; (iii) conditions in the stock or other financial markets generally; (iv) conditions that affect the gaming industry generally to the extent that such conditions either (A) do not have an effect on the Target prior to the receipt of the Target Requisite Vote that is disproportionate relative to the effect such conditions have on other participants in the gaming industry in the states in which the Target conducts gaming operations or (B) have any effect on the Target following the receipt of the Target Requisite Vote; or (v) the taking of any action contemplated by the Acquisition Agreement or the announcement of the existence or terms of the Acquisition Agreement or the transactions contemplated thereby shall, in any such case, be deemed to constitute, create or cause a Target Material Adverse Effect.  As used above, “Permitted Financings” means, collectively, the following: (x) the Credit Facilities (including the Uncommitted Incremental Loan Commitment (as defined in the Term Sheet)) and (y) any issuance of senior subordinated debt securities to refinance or otherwise replace the Borrower’s 11 1/8% Senior Subordinated Notes due 2008.  As used above, (i) “Excluded Action” means (x) any adoption or enactment of any Law or any other action of any Governmental Entity that permits or would permit gaming activities in the state of

6

Kansas, Kentucky or Ohio or (y) any grant of, or any proposal to grant, any license or other permission to conduct gaming activities in any state in which the Target conducts gaming operations or otherwise increase the type or volume of gaming activities permitted in any state in which the Target conducts gaming operations; (ii) “Governmental Entity” means any court or tribunal or administrative, legislative, governmental or regulatory body, agency or authority; (iii) “Law” means any foreign or domestic law, order, writ, injunction, decree, ordinance, award, stipulation, statute, compact with any tribe, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity including Gaming Laws (defined below); (iv) “Target Requisite Vote” means the affirmative approval of the holders of shares of Target representing a majority of the votes that are entitled to be cast by the holders of all outstanding shares of Target (voting as a single class) as of the record date set for Target shareholder vote on the Acquisition; and (v) “Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, registration, finding of suitability, license, judgment, order, decree, injunction or other authorization governing or relating to the current (or, in the case of Target and its subsidiaries, contemplated) manufacturing, distribution, casino gambling and gaming activities and operations of Target and the Borrower and their respective subsidiaries, including, without limitation, the Ontario Gaming Control Act and the rules and regulations promulgated thereunder, the Illinois Riverboat Act and the rules and regulations promulgated thereunder, Indiana Code 4, Article 33 and the rules and regulations promulgated thereunder, Iowa Code Section 99F and the rules and regulations promulgated thereunder, the Colorado Limited Gaming Act and the rules and regulations promulgated thereunder, the Louisiana Riverboat Economic Development and Gaming Control Act and the rules and regulations promulgated thereunder, 8 Maine Revised Statutes Chapter 11 (Harness Racing) and the Maine “Governor’s Gambling Control Legislation” (PL 2003, Chapter 687) and the rules and regulations promulgated thereunder, the Mississippi Gaming Control Act and the rules and regulations promulgated thereunder, Missouri Revised Statutes §313 and the rules and regulations promulgated thereunder, the New Jersey Racing Act of 1940 and the rules and regulations promulgated thereunder, the Pennsylvania Racing Act and the rules and regulations promulgated thereunder, the West Virginia Horse and Dog Racing Act and the rules and regulations promulgated thereunder and the West Virginia Racetrack Video Lottery Act and the rules and regulations promulgated thereunder and all applicable local rules and ordinances.  For purposes of this paragraph, the term “subsidiaries” as used in this paragraph as it relates to Target shall include all subsidiaries of Target (including its “Unrestricted Subsidiaries” (as defined in the Term Sheet) and as it relates to the Borrower shall include all subsidiaries of the Borrower (including its “Unrestricted Subsidiaries.

To induce the Banks to issue this letter (together with the Term Sheet, this “Commitment Letter”) and to proceed with the documentation of the proposed Senior Secured Financing, you hereby agree that all reasonable fees and expenses (including the reasonable fees and expenses of counsel and consultants reasonably agreed to by you ) of the Banks and their respective affiliates arising in connection with this Commitment Letter and in connection with the Transaction and other transactions described herein (including in connection with our due diligence and syndication efforts) shall be for your account whether or not the Transaction is consummated or the Senior Secured Financing is made available or definitive credit documents are executed; provided, however, that, notwithstanding the foregoing, you shall only be liable for fees and expenses of one counsel for the Banks and their respective affiliates arising in connection with any Notes Offering (as defined in the Fee Letter) in an amount not to exceed an amount

7

as agreed to in any engagement letter you may enter into with the Arrangers (or, in the case of GSCP, Goldman, Sachs & Co.) in respect of such Notes Offering.   You further agree to indemnify and hold harmless each Bank and each agent or co-agent (if any) designated by the Arrangers with respect to the Senior Secured Financing (each, an “Agent”) and their respective affiliates and each of their respective directors, officers, employees, representatives and agents (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction or this Commitment Letter and, upon demand, to pay and reimburse each Indemnified Person for any legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Indemnified Person is a party to any action or proceeding out of which any such expenses arise); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent same resulted from the gross negligence or willful misconduct of such Indemnified Person or any of its affiliates or a material breach by such Indemnified Person or any of its affiliates of its respective obligations to provide financing under this Commitment Letter.  This Commitment Letter is issued for your benefit only and no other person or entity may rely hereon.  No Indemnified Person shall be responsible or liable to you or any other person or entity for (x) any determination made by it pursuant to this Commitment Letter in the absence of gross negligence, willful misconduct or material breach of any Indemnified Person’s respective obligations to provide financing under this Commitment Letter on the part of such person or entity or (y) any punitive or consequential damages constituting loss of profits, business or anticipated savings which may be alleged as a result of this Commitment Letter or the financing contemplated hereby.

Each Bank reserves the right to employ the services of any of its affiliates (including, in the case of DB, Deutsche Bank AG) in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Bank in such manner as such Bank and its affiliates may agree in their sole discretion.  You also agree that each Commitment Bank may at any time and from time to time assign all or any portion of its commitments hereunder to one or more of its affiliates (provided the assigning Commitment Bank remains obligated to fund such commitment if such assignee affiliate fails to fund, subject, however, to the terms and conditions set forth in this Commitment Letter (including the Term Sheet)).  You further acknowledge that we may share among us and/or our respective affiliates, and such affiliates may share with any of us, any information related to the Transaction, the Borrower, Target and their respective subsidiaries and affiliates, or any of the matters contemplated hereby, provided such affiliates are bound by the confidentiality provisions provided in the next sentence.  Each Bank agrees to treat, and cause any such affiliate of such Bank to treat, all non-public information provided to it by the Borrower as confidential information in accordance with customary banking industry practices and agrees not to use such information for any purpose other than in connection with performing the services required to be performed by it under this Commitment Letter.

You agree that this Commitment Letter and the Fee Letter are for your confidential use only and that, unless we have otherwise consented, neither its existence nor the terms

8

hereof will be disclosed by you to any person or entity other than your officers, directors, employees, accountants, attorneys and other advisors, and then only on a “need to know” basis in connection with the transactions contemplated hereby and on a confidential basis.  Notwithstanding the foregoing, you shall be permitted to furnish a copy hereof to Target and its advisors on a confidential basis in connection with the proposed Acquisition and, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and the Fee Letter to us as provided below, (i) you may make public disclosure of the existence and amount of the commitments hereunder and of the identity of the Administrative Agent and the Arrangers (defined in the Term Sheet), (ii) you may file a copy of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by law to be filed and (iii) you may make such other public disclosure of the terms and conditions hereof as, and to the extent, you are required by law, in the opinion of your counsel, to make.  If this Commitment Letter is not accepted by you as provided below, please immediately return this Commitment Letter (and any copies hereof) to the undersigned.

You hereby represent and acknowledge that, to the best of your knowledge, no Bank, nor any employees or agents of, or other persons affiliated with, such Bank, have directly or indirectly made or provided any statement (oral or written) to you or to any of your employees or agents, or other persons affiliated with or related to you (or, so far as you are aware, to any other person), as to the potential tax consequences of the Transaction.

The provisions of the four immediately preceding paragraphs shall survive any termination of this Commitment Letter (except as provided below).  The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive credit documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter relating to indemnification shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Credit Facilities upon the initial funding thereunder, to the extent such indemnification covers the same matters as provided for herein and you shall automatically be released from all indemnification obligations under this Commitment Letter to such extent.

This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you to any person or entity without the prior written consent of all the Banks (and any purported assignment without such consent shall be null and void).  This Commitment Letter and the Fee Letter may not be amended or waived except by an instrument in writing signed by you and all the Banks.  Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be.  This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York.  This Commitment Letter and the Fee Letter

9

set forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein.

EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER OR THE FEE LETTER.  YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE COUNTY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER, THE FEE LETTER OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY.

Each Bank’s willingness, and each Bank’s commitments and agreements, with respect to the Senior Secured Financing as set forth herein will terminate on the first to occur of (x) November 5, 2004, unless on or prior to such date the Acquisition Agreement has been entered into (with Target or its relevant affiliates), (y) December 31, 2005, unless on or prior to such date the Transaction has been consummated and a definitive credit agreement evidencing the Senior Secured Financing, in form and substance reasonably satisfactory to the Banks, shall have been entered into and the initial borrowings shall have occurred thereunder, or (z) any time after the execution of the Acquisition Agreement and prior to the consummation of the Transaction, the date of the termination of the Acquisition Agreement (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions); provided, that your obligations under this Commitment Letter relating to indemnification shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Credit Facilities upon the initial funding thereunder, to the extent such indemnification covers the same matters as provided for herein and you shall automatically be released from all indemnification obligations under this Commitment Letter to such extent.

[Signature Pages Follow]

10

If you are in agreement with the foregoing, please sign and return to each Bank the enclosed copy of this Commitment Letter, together with a copy of the enclosed Fee Letter, no later than 5:00 p.m., New York time, on November 5, 2004.  Unless this Commitment Letter and the Fee Letter are signed and returned by the time and date provided in the immediately preceding sentence, this Commitment Letter shall terminate at such time and date.

Very truly yours,

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Steven P. Lapham
Name: Steven P. Lapham
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Steven P. Lapham
Name: Steven P. Lapham
Title: Managing Director

By:	/s/ A. Drew Goldman
Name: A. Drew Goldman
Title: Director

GOLDMAN, SACHS & Co.

By:	/s/ Robert T. Wagner
Name: Robert T. Wagner
Title: Managing Director

:

LEHMAN COMMERCIAL PAPER INC.

By:	/s/ Steve Sterling
Name:
Title:

LEHMAN BROTHERS INC.

By:	/s/ Steve Sterling
Name:
Title:

Agreed to and accepted as of the date first above written

PENN NATIONAL GAMING, INC.

By:	/s/ William J. Clifford
Name:
Title:

[Signature page to Penn National Gaming, Inc. Commitment Letter]

2

EXHIBIT A

SUMMARY OF CERTAIN TERMS
OF CREDIT FACILITIES

Unless otherwise defined herein, capitalized terms used herein and defined in the letter agreement to which this Exhibit A is attached (the “Commitment Letter”) are used herein as therein defined.

I.              Description of Credit Facilities

Borrower:	Penn National Gaming, Inc. (the “Borrower”).

Total Credit Facilities:	$2.9 billion.

Credit Facilities:	1. A term loan facility in an aggregate principal amount of $400 million (the “A Term Loan Facility”).

2. B term loan facility in an aggregate principal amount of $1,750 million (the “B Term Loan Facility” and, together with the A Term Loan Facility, the “Term Loan Facilities”).

3. Revolving credit facility in an aggregate principal amount of $750 million (the “Revolving Credit Facility” and, together with the Term Loan Facilities, the “Credit Facilities”).

A. A Term Loan Facility

Use of Proceeds:

The proceeds of the loans made pursuant to the A Term Loan Facility (the “A Term Loans”) shall be used solely to finance and effect the Acquisition and the Refinancing and to pay the fees and expenses incurred in connection with the Transaction.

Maturity:

The final maturity date of the A Term Loan Facility shall be the first to occur of (the “A Term Loan Maturity Date”) (a) the date that is the sixth anniversary of the Closing Date (defined below) or (b) the date that is 180 days prior to the Senior Subordinated Note Maturity Date (defined below).

“Senior Subordinated Note Maturity Date” means the earlier to occur of (x) the final maturity date of the Borrower’s 8 7/8% senior subordinated notes due 2010 (the “Borrower’s 2010 Notes”), unless the Borrower’s 2010 Notes are repaid or discharged in full on or prior to the 180th day prior to such maturity date, provided that, if the Borrower’s 2010 Notes are refinanced, then the maturity date of such other indebtedness as shall have refinanced the Borrower’s 2010 Notes shall be the “Senior Subordinated Note Maturity Date” or (y) the maturity date of the Borrower’s 6 7/8% senior subordinated notes due 2011 (the “Borrower’s 2011 Notes”) unless the Borrower’s 2011 Notes are repaid or discharged in full on or prior to the 180th day prior to such maturity date, provided that, if the Borrower’s 2011 Notes are refinanced, then the maturity date of such other indebtedness as shall have refinanced the Borrower’s 2011 Notes shall be the “Senior Subordinated Note Maturity Date”.

Amortizations:

During years one and two following the Closing Date, the A Term Loan Facility shall not amortize.  During years three, four, five and six following the Closing Date, annual amortization (payable in four equal quarterly installments) of the A Term Loan Facility shall be required in an amount equal to the percentage of the aggregate principal amount of the A Term Loan Facility funded at Closing Date as set forth in the table below opposite the year during which such amortization is required:

	Year	Percentage

	Year 3	20%
	Year 4	25%
	Year 5	25%
	Year 6	30%

Availability:	Amounts under the A Term Loan Facility shall be available as follows:

	(a) A Term Loans in the amount of $325 million shall be made on the date of the consummation of the Acquisition (the “Closing Date”); and

(b)           in addition to the foregoing, A Term Loans in the amount of $75 million under the A Term Loan Facility (the “Pocono A Term Loan Commitment Tranche”) shall be made on the Closing Date if and only if the Pocono Downs Sale (defined below) has not been completed concurrent with or prior to the Closing Date (such amount referred to in this clause (b) if so borrowed shall be referred to as the “Pocono A Term Loan Amount”).  If the Pocono Downs Sale has been completed concurrent with or prior to the Closing Date, then the amount of the Pocono A Term Loan Commitment Tranche shall not be available to be borrowed and the commitments under the A Term Loan Facility in the amount of such Pocono A Term Loan Commitment Tranche shall automatically terminate at the Closing Date or earlier, at the Borrower’s option.

	No amount of A Term Loans once repaid may be reborrowed.

B.            B Term Loan Facility

Use of Proceeds:	The proceeds of the loans made pursuant to the B Term Loan Facility (the “B Term Loans” and, together with the A Term Loans, the “Term Loans”), shall be used as follows:

(a)           The Initial B Term Loan Amount (defined below) of the B Term Loan Facility shall be used solely to finance and effect the Acquisition and the Refinancing and to pay the fees and expenses incurred in connection with the Transaction on the Closing Date; and

(b)           in addition to the foregoing, an amount equal to 101% of the aggregate principal amount of the Existing Target Notes for which Target Notes COC Offers may be required (the “Delayed Draw B Term Loan Commitment Amount”) of the B Term Loan Facility (the “Delayed Draw B Term Loan Tranche”) may be used solely to finance the Target Notes COC Offers and only to the extent required by the terms of the governing indenture.  B Term Loans made under the Delayed Draw B Term Loan Tranche are referred to herein as the “Delayed Draw B Term Loans”.

Maturity:

The final maturity date of the B Term Loan Facility shall be the first to occur of (the “B Term Loan Maturity Date”) (a) the date that is the seventh anniversary of the Closing Date or (b) the date that is 180 days prior to the Senior Subordinated Note Maturity Date.

Amortizations:

(a)           During the first six years following the Closing Date, annual amortization (payable in four equal quarterly installments) of the B Term Loans shall be required in an amount equal to one percent of the initial aggregate principal amount of the B Term Loans; and

(b) In the seventh year after the Closing Date, the remaining aggregate principal amount of B Term Loans originally incurred shall be paid in four equal quarterly installments.

Availability:	Amounts under the B Term Loan Facility shall be available as follows:

(a)           B Term Loans in the amount of approximately $1,030 million plus such amount as is required to consummate the Target Notes Tender/Consent (exclusive of accrued interest) on the Closing Date shall be made on the Closing Date to finance, in part, the Transaction;

(b) in addition to the foregoing, B Term Loans in the amount of $100 million under the B Term Loan Facility (the “Pocono B Term Loan Commitment Tranche”) shall be made on the Closing

Date if and only if the Pocono Downs Sale (defined below) has not been completed concurrent with or prior to the Closing Date (such amount referred to in this clause (b) if so borrowed shall be referred to as the “Pocono B Term Loan Amount” and together with the amount under clause (a) above shall be referred to herein as the “Initial B Term Loan Amount”).  If the Pocono Downs Sale has been completed concurrent with or prior to the Closing Date, then the amount of the Pocono B Term Loan Commitment Tranche shall not be available to be borrowed and the commitment under the B Term Loan Facility in the amount of such Pocono B Term Loan Commitment Tranche shall automatically terminate at the Closing Date or earlier, at the Borrower’s option; and

(c)           in addition to the foregoing, Delayed Draw B Term Loans under the Delayed Draw B Term Loan Tranche may only be made during the period commencing on the Closing Date and ending 90 days after the Closing Date.  If amounts under the Delayed Draw B Term Loan Tranche or any part thereof is not drawn or otherwise used during such 90 day period, then the aggregate unutilized commitments under the B Term Loan Facility that relates to the Delayed Draw B Term Loan Tranche shall terminate at the end of such 90 day period.

No amount of B Term Loans once repaid may be reborrowed.

Notwithstanding, anything herein to the contrary, amounts under the B Term Loan Facility not required under the Existing Target Notes Indentures to consummate the Target Notes COC Offers following the Closing Date shall cease to be available on the Closing Date to the extent not used as permitted herein.

C.            Revolving Credit Facility

Use of Proceeds:

The proceeds of loans under the Revolving Credit Facility (the “Revolving Loans” and, together with the Term Loans and the Swingline Loans (defined below), the “Loans”) shall be used for working capital, capital expenditures, permitted acquisitions and general corporate purposes; provided not more than approximately $662.5 million of the proceeds of the Revolving Credit Facility may be used to pay amounts owing to effect the Acquisition and the Refinancing or to pay any fees and expenses incurred in connection with the Transaction.

Letters of Credit:

A portion of the Revolving Credit Facility not in excess of an amount to be mutually agreed upon will be available for the issuance of stand-by and commercial letters of credit (“Letters of Credit”) to support obligations of the Borrower and its subsidiaries.  Each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit.  Maturities for Letters of Credit will not exceed twelve months in the case of standby Letters of Credit or 180 days in the case of commercial Letters of Credit, renewable annually thereafter in the case of standby Letters or Credit and, in any event, shall not extend beyond the fifth business day prior to the Revolving Loan Maturity Date (as defined below).

Swingline Loans:

A portion of the Revolving Credit Facility not in excess of an amount to be mutually agreed upon shall be available for swingline loans (the “Swingline Loans”) from one or more Lenders to be agreed upon.  Any such Swingline Loans will reduce the availability under the Revolving Credit Facility on a dollar-for-dollar basis.  Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swingline Loan.  Each Swingline Loan shall be due and payable on the earlier of the Revolving Loan Maturity Date (defined below) and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two business days after such Swingline Loan is made.

Maturity:

The final maturity date of the Revolving Credit Facility shall be the first to occur of (the “Revolving Loan Maturity Date”) (a) the date that is the fifth anniversary of the Closing Date or (b) the date that is 180 days prior to the Senior Subordinated Note Maturity Date.

Availability:

Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date and prior to the Revolving Loan Maturity Date in accordance with the terms of the definitive credit documentation governing the Credit Facilities (the “Credit Documentation”).

D.            Uncommitted Incremental Commitments Facility

During the period commencing on the Closing Date and ending on the third anniversary thereof, the Borrower may increase the Credit Facilities through additional commitments (the “Incremental Loans”) (whether an increase in commitments under the Revolving Credit Facility, additional commitments under the A Term Loan Facility, additional commitments under the B Term Loan Facility, or one or more new tranches of term loans to be made available under the credit agreement governing the Credit Facilities or any combination of the foregoing) from the existing Lenders and/or from new Lenders approved by the Arrangers and the Administrative Agent (such approval not to be unreasonably withheld or delayed) in minimum amounts to be determined; provided, however, that (a) any increase in commitments under the Revolving Credit Facility shall not exceed $100 million and (b) the aggregate amount of all Incremental Loans shall not exceed $300 million (the “Incremental Loan Commitment Amount”) and immediately before and after any such borrowing no Default or Event of Default exists, and provided, further that, to the extent that any Incremental Loans are under one or more new tranches of term loans and the weighted average interest rates payable in respect of such Incremental Loans (whether in the form of interest, fees, original issue discount or a combination of any thereof) is higher by more than 0.50% than the weighted average yield to final maturity (including fees and original issue discount) payable in respect of the B Term Loan Facility immediately prior to the incurrence of any such Incremental Loans, the interest rate applicable to the B Term Loan Facility shall increase to provide the existing lenders the same weighted interest rate provided to the lenders of such Incremental Loans.  Existing Lenders may, but shall not be obligated without their prior written consent to, provide a commitment and/or make any loans pursuant to any Incremental Loans, and nothing contained in this Term Sheet or the Commitment Letter constitutes, or shall be deemed to constitute, a commitment with respect to any Incremental Loans. The terms and conditions of the Incremental Loans shall be mutually agreed upon by the Borrower and the Arrangers.  Notwithstanding the foregoing to the contrary, the Borrower shall reserve and not utilize $175 million of the Incremental Loan Commitment Amount until the earlier of (a) the expiration of any obligation on the part of the Borrower to purchase the Pocono Downs and its related assets pursuant to the put provisions set forth in documentation related to the Pocono Downs Sale as publicly available on the date hereof (the “Pocono Downs Put Obligation”) or (b) the date on which the Borrower has fulfilled the Pocono Downs Put Obligation through proceeds from the Incremental Loans facility or other source of financing.

II.            Terms Applicable to All Credit Facilities

Administrative Agent:	DBTCA will act as administrative agent for the Credit Facilities (in such capacity, the “Administrative Agent”).

Joint Lead Arrangers:	DBSI, GSCP and LBI will act as joint lead arrangers for the Credit Facilities (in such capacities, the “Arrangers”).

Joint Book Running Managers:	DBSI, GSCP and LBI will act as joint book running managers for the Credit Facilities (in such capacities, the “Book Managers”).

for the Credit Facilities (in such capacities, the “Book Managers”).

Co-Syndication Agents:	GSCP and LCPI will act as co-syndication agents for the Credit Facilities (in such capacities, the “Co-Syndication Agents”).

Lenders:	DBTCA, GSCP, LCPI and/or a syndicate of lenders arranged by the Arrangers (the “Lenders”) in consultation with the Borrower.

Required Lenders:

Lenders having aggregate commitments and/or outstandings (as appropriate) pertaining to all tranches (taken in the aggregate) of the Credit Facilities in excess of 50%, subject to amendments or waivers of certain provisions of the Credit Documentation requiring the consent of Lenders having a greater share (or all) of the outstanding commitments and/or outstandings or requiring the consent of a specified affected Credit Facility.

Guaranties:

Each of the Borrower’s direct and indirect domestic subsidiaries of the Borrower (each, other than such subsidiaries not providing a guarantee as provided below, a “Guarantor” and, collectively, the “Guarantors”) existing on the Closing Date or thereafter created or acquired shall be required to provide an unconditional joint and several guaranty of all amounts owing under the Senior Secured Financing (the “Guaranties”); provided, that no guarantee need be provided by (i) any member of the Unrestricted Group (defined below), (ii) any subsidiary of the Borrower or Target to the extent prohibited by relevant gaming authorities after the Borrower has used commercially reasonable efforts to arrange for such guarantees, or (iii) any subsidiary of Target to the extent prohibited by the Existing Target Notes and other existing indebtedness of the Borrower and its subsidiaries to remain outstanding following the Acquisition.  Such guarantees shall be in form and substance reasonably satisfactory to the Arrangers and shall, to the extent requested by the Arrangers, also guarantee the Borrower’s and its subsidiaries’ obligations under interest rate swaps or similar agreements with a Lender or its affiliates (the “Secured Hedging Agreements”) incurred in connection with the Senior Secured Financing.  All guarantees shall be guarantees of payment and not of collection.

“Unrestricted Group” shall include (i) the subsidiaries of Borrower currently treated as “Unrestricted Subsidiaries” under the Existing Borrower Facilities, (ii) the subsidiaries of Target currently treated as “Unrestricted Subsidiaries” under the Existing Target Facilities (it being understood that the subsidiaries of Target that are borrowers under the Existing Target Facilities shall not constitute “Unrestricted Subsidiaries” for purposes hereof) and (iii) such other subsidiaries as reasonably requested by Borrower and acceptable to the Arrangers.

Security:

All amounts owing under the Senior Secured Financing and (if applicable) the Secured Hedging Agreements (and all obligations under the Guaranties) will be secured by (i) a first priority perfected security interest in all stock, other equity interests and promissory notes owned by the Borrower and the Guarantors, provided that not more than 65% of the total outstanding voting stock of any non-U.S. subsidiary of the Borrower shall be required to be pledged, and (ii) a first priority (subject to certain customary lien exceptions as the Administrative Agent shall reasonably determine in its sole discretion) perfected security interest in all other tangible and intangible properties and assets (including, without limitation, receivables, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment, real estate, leasehold interests, and vessels owned by the Borrower and each of the Guarantors, subject (in each case) to exceptions for those properties and assets as to which the Administrative Agent shall determine in its sole discretion that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby and excluding (x) liens on the properties and assets of the Pennwood Joint Venture, on the Casino Rama management contract and on the leasehold estate at Casino Rouge and Boomtown Biloxi and (y) liens prohibited by applicable gaming authorities, by contractual provisions or by applicable laws, in the case with respect to clause (y) above, after the Borrower has used commercially reasonable efforts to secure approval.

All documentation (collectively referred to herein as the “Security Agreements”) evidencing the security required pursuant to the immediately preceding paragraph shall be in form and substance reasonably satisfactory to the Arrangers, and shall effectively create first priority security interests in the properties and assets purported to be covered thereby, with such exceptions as are acceptable to the Administrative Agent in its reasonable discretion.

Optional Commitment Reductions:

The unutilized portion of the total commitments under the Credit Facilities may, upon three business days’ notice, be reduced or terminated by the Borrower in minimum amounts to be agreed, without premium or penalty.

Voluntary Prepayments:

Voluntary prepayments may be made at any time on three business days’ notice in the case of Eurodollar Loans, or one business day’s notice in the case of Base Rate Loans, without premium or penalty in minimum principal amounts to be agreed; provided that voluntary prepayments of Eurodollar Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.  Voluntary prepayments of Term Loans shall, subject to the provisions described under the heading “Waivable Prepayments” below, be applied pro rata to outstanding A Term Loans and B Term Loans, and shall apply to reduce future scheduled amortization payments of the respective Term Loans being prepaid in a manner to be determined.

Mandatory Repayments:	Mandatory repayments of Term Loans shall be required from the following:

(a)           100% of the proceeds (net of taxes and costs and expenses in connection with the sale) from asset sales by the Borrower and its restricted subsidiaries (subject to certain reinvestment rights and exceptions to be mutually agreed upon);

(b) 100% of the net proceeds from issuances of debt not permitted under the Credit Documentation and from any Notes Offering (as defined in the Fee Letter);

(c)           50% (reducing to certain percentage amounts to be mutually agreed based on meeting a leverage test to be mutually agreed) of annual excess cash flow (with definitions to be mutually agreed upon) of the Borrower and its restricted subsidiaries; and

(d) 100% of the net proceeds from insurance recovery and condemnation events of the Borrower and its restricted subsidiaries (subject to certain reinvestment rights to be negotiated).

All mandatory repayments of Term Loans made pursuant to clauses (a)-(d) above (other than from the proceeds of a Notes Offering) will, subject to the provisions described under the heading “Waivable Prepayments” below and the next paragraph below, be applied pro rata to outstanding A Term Loans and B Term Loans, and shall apply to reduce future scheduled amortization payments of the respective Term Loans being repaid pro rata based upon the then remaining amounts of such payments.

Notwithstanding the foregoing to the contrary, any and all net proceeds received by the Borrower or its restricted subsidiaries from the sale by the Borrower or its restricted subsidiaries of the Pocono Downs and related assets as set forth in the documentation publicly filed by the Borrower prior to the date hereof (the “Pocono Downs Sale”) shall be applied first to outstanding A Term Loans made under the Pocono A Term Loan Commitment Tranche and to outstanding B Term Loans made under the Pocono B Term Loan Commitment Tranche on a pro rata basis based on the initial aggregate amount of the A Term Loans made under the Pocono A Term Loan Commitment Tranche and the initial aggregate amount of the B Term Loans made under the Pocono B Term Loan Commitment Tranche.  Notwithstanding the foregoing to the contrary, net proceeds received from the Pocono Asset Sale shall not be subject to any reinvestment rights.

In addition, if at any time the outstandings pursuant to the Revolving Credit Facility (including Letter of Credit outstandings and Swingline Loans outstandings) exceed the aggregate commitments with respect thereto, prepayments of Revolving Loans (and/or the cash collateralization of Letters of Credit) shall be required in an amount equal to such excess.

Waivable Prepayments	So long as (and to the extent that) A Term Loans remain outstanding, Lenders holding B Term Loans shall have rights to waive their share of Voluntary Prepayments and Mandatory Repayments (excluding scheduled amortizations) as otherwise required above on terms to be established by the Arrangers (in which case the amounts so waived shall be applied to repay then outstanding A Term Loans); provided, however, that, notwithstanding the foregoing, provided that the senior debt leverage ratio (to be defined as mutually agreed upon and to include all unsubordinated and secured debt of Borrower and the Guarantors and all debt of restricted subsidiaries of the Borrower that are not Guarantors) is less than 3.5 to 1.00, the Borrower shall have the option of offering voluntary prepayments to both the Lenders holding B Term Loans and the Lenders holding A Term Loans, on a pro rata basis (and offering A Term Lenders any amounts declined by the B Term Lenders) and providing notice to such Lenders at the time of such offer that any declined amounts may be applied by the Borrower to repurchase its outstanding senior subordinated notes and/or equity.  Any such declined amounts may then be used by the Borrower to so repurchase its outstanding senior subordinated notes and/or equity.

Interest Rates:

At the Borrower’s option, Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin (as defined below) or (y) Eurodollar Loans, which shall bear interest at the Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period plus the Applicable Margin, provided, that until the earlier to occur of (i) the 90th day following the Closing Date or (ii) the date upon which the Arrangers shall determine in their sole discretion that the primary syndication of the Credit Facilities has been completed, Eurodollar Loans shall be restricted to a single one month Interest Period at all times, with the first such Interest Period to begin not sooner than 3 business days after the Closing Date and with any subsequent Interest Periods to begin on the last day of the prior one month Interest Period theretofore in effect.

“Applicable Margin” shall mean a percentage per annum equal to as follows:

(i) in the case of A Term Loans (A) maintained as Base Rate Loans, 1.375%, and (B) maintained as Eurodollar Loans, 2.375%;

(ii) in the case of B Term Loans (A) maintained as Base Rate Loans, 1.50%, and (B) maintained as Eurodollar Loans, 2.50%; and

(iii) in the case of Revolving Loans (A) maintained as Base Rate Loans, 1.375%, and (B) maintained as Eurodollar Loans, 2.375%.

So long as no default or event of default exists under the Credit Facilities, the Applicable Margin for Revolving Loans and A Term Loans shall be subject to quarterly change (which shall not exceed the rates set forth in clauses (i) and (iii) above) to be determined (but, in any event, not commencing until the delivery of the Borrower’s financial statements in respect of its first fiscal quarter ending at least one full fiscal quarter after the Closing Date) based on meeting the Borrower’s applicable Leverage Ratios.

It is understood that the Applicable Margins applicable to the B Term Loans may increase as set forth in the Section above entitled “Uncommitted Incremental Commitment Facility”.

“Base Rate” shall mean the higher of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, and (y) 1/2 of 1% in excess of the overnight federal funds rate.

Interest periods of 1, 2, 3 and 6 months or, to the extent available to all Lenders with commitments and/or Loans under a given tranche of the Credit Facilities, 9 or 12 months, shall be available in the case of Eurodollar Loans.

Interest in respect of Loans bearing interest based upon the Base Rate (“Base Rate Loans”) shall be payable quarterly in arrears on the last business day of each calendar quarter.

Interest in respect of Loans based upon the Eurodollar Rate (“Eurodollar Loans”) shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity.  All interest on Base Rate Loans, Eurodollar Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed unless calculated by reference to the Prime Rate, in which case it shall be based on a 365 or 366-day year, as applicable.

Interest Rate Management:

At least 50% of the aggregate principal amount of outstanding funded indebtedness (excluding the Revolving Loans) of the Borrower and its restricted subsidiaries must be subject either to a fixed rate or be hedged on terms and for a period of time reasonably satisfactory to the Arrangers and with one or more Lenders or their respective affiliates.

Default Interest:

Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective tranche under the Senior Secured Financing from time to time and (ii) the rate which is 2% in excess of the rate then borne by such borrowings.  Such interest shall be payable on demand.

Yield Protection; and Replacement of Lenders:

The Credit Facilities shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, reserves, funding losses, breakage costs, illegality and withholding taxes.

The Borrower shall have the right to replace any Lender that (i) charges an amount with respect to contingencies described in the immediately preceding paragraph or (ii) refuses to consent to certain amendments or waivers of the Senior Secured Financing which expressly require the consent of such Lender and which have been approved by the Required Lenders (or, in certain circumstances applicable to a particular tranche, a majority of the applicable tranche of Lenders).

Commitment Fees:	Revolving Credit Facility. A commitment fee, at a rate per annum rate equal to a certain percentage amounts to be mutually agreed based on meeting a leverage test to be mutually agreed (the “Commitment Fee Percentage”), on the daily undrawn portion of the commitments of each Lender under the Revolving Credit Facility, will commence accruing on the Closing Date and will be payable quarterly in arrears.  The Commitment Fee Percentage shall be subject to quarterly change to be determined (but, in any event, not commencing until the delivery of the Borrower’s financial statements in respect of its first fiscal quarter ending at least one full fiscal quarter after the Closing Date) based on meeting the Borrower’s applicable leverage tests; provided, however, that the Commitment Fee Percentage shall in no event be greater than 0.50%.  Notwithstanding the foregoing, the Commitment Fee Percentage on the Closing Date shall be 0.50%.

B Term Loan Facility.  A commitment fee, at a rate per annum of 0.50%, on the daily undrawn portion of the commitment of each Lender under the B Term Loan Facility that relates to the Delayed Draw B Term Loan Tranche, will commence accruing on the Closing Date to the date on which the Delayed Draw B Term Loans have been made under the Delayed Draw B Term Loan Tranche or such commitment otherwise has terminated.  Such fee shall be computed on the basis of the actual number of days elapsed over a 360-day year, and shall be due and payable in cash on the date on which the Delayed Draw B Term Loans were made.

Letter of Credit Fees:

A letter of credit fee equal to the Applicable Margin for Revolving Loans maintained as Eurodollar Loans on the outstanding stated amount of Letters of Credit (the “Letter of Credit Fee”) to be shared proportionately by the Lenders under the Revolving Credit Facility in accordance with their participation in the respective Letter of Credit, and a facing fee of 1/4 of 1% per annum (but in no event less than $500 per annum for each Letter of Credit) (the “Facing Fee”) to be paid to the issuer of each Letter of Credit for its own account, in each case calculated on the aggregate stated amount of all Letters of Credit for the stated duration thereof.  Letter of Credit Fees and Facing Fees shall be payable quarterly in arrears.  In addition, the issuer of a Letter of Credit will be paid its customary administrative charges in connection with Letters of Credit issued by it.

Agent/Lender Fees:	The Administrative Agent, the Arrangers and the Lenders shall receive such fees as have been separately agreed upon.

Assignments and Participations:

The Borrower may not assign its rights or obligations under the Senior Secured Financing.  Any Lender may assign, and may sell participations in, its rights and obligations under the Senior Secured Financing, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and (y) in the case of assignments, to such limitations as may be established by the Administrative Agent (including (i) unless to another Lender or its affiliate, a minimum assignment amount of $1 million (unless the Borrower and the Administrative Agent otherwise consent) (or, if less, the entire amount of such assignor’s commitments and outstanding Loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent and (iii) the receipt of the consent of the Administrative Agent and, so long as no Event of Default then exists under the Credit Documentation, the Borrower (but only with respect to assignments under the Revolving Credit Facility) (such consents not to be unreasonably withheld or delayed)).  The Senior Secured Financing shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Senior Secured Financing and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment.  The Credit Facilities need not be assigned on a pro-rata basis.  Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign or pledge as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank.

Documentation; Governing Law:

The Lenders’ commitments for the Senior Secured Financing will be subject to the negotiation, execution and delivery of definitive financing agreements (and related security documentation, guaranties, etc.) consistent with the terms of this Term Sheet, in each case prepared by Cahill Gordon & Reindel LLP as counsel to the Administrative Agent, and reasonably satisfactory to the Arrangers (including, without limitation, as to the terms, conditions, representations, covenants and events of default contained therein).  All documentation shall be governed by the internal laws of the State of New York (except security documentation that the Administrative Agent determines should be governed by local law).

Commitment Termination:

Any portion of the commitments under the B Term Loan Facility in the amount of the Delayed Draw B Term Loan Tranche that has not been used within 90 days following the Closing Date shall automatically terminate at the end of the 90th day following the Closing Date.

Conditions Precedent:	Those conditions precedent set forth or reflected in the Commitment Letter, the Term Sheet and the Fee Letter. Without limiting the foregoing, the following conditions shall apply:

A. To the Initial Extension of Credit.

Conditions precedent for the initial extension of credit to finance the Acquisition and the Target Refinancing (and if there is not a Two Phase Syndication but only a one phase syndication, the Borrower Refinancing as well) shall be those conditions precedent set forth in Annex I to this Exhibit A.  Conditions precedent for the initial extension of credit or issuance a Letter of Credit under the Credit Facilities for a first phase of a Two Phase Syndications shall be conditions precedent that are usual and customary for credit facilities similar to the Credit Facilities.

B. To Each Extension of Credit.

Conditions precedent for each borrowing (excluding the initial borrowing to finance the Acquisition and the Target Refinancing (and if there is not a Two Phase Syndication but only a one phase syndication, the Borrower Refinancing as well)) or issuance, extension, increase or renewal of a Letter of Credit (excluding the issuance of a replacement Letter of Credit on the Closing Date) under the Credit Facilities shall be as follows:

(a)           all representations and warranties shall be true and correct in all material respects on and as of the date of each extension of credit (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects only as of the respective date or for the respective period, as the case may be), before and after giving effect to such borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(b)           no event of default under the Credit Facilities or event which with the giving of notice or lapse of time or both would be an event of default under the Credit Facilities, shall have occurred and be continuing, or would result from such borrowing or such issuance, extension, increase or renewal of such Letter of Credit; and

(c) with respect to any Loans, notice of borrowing, and with respect to each Letter of Credit, a notice of issuance, extension, increase or renewal.

C. Conditions to Delayed Draw B Term Loans.

In addition to the conditions referred to above and in the Commitment Letter, any drawing of the amounts under the Delayed Draw B Term Loan Tranche will be subject to the following conditions: (A) the Target Notes COC Offers shall have been effected in compliance with and under the existing terms of the applicable indentures and other related agreements and in compliance with applicable laws, rules and regulations, and all required consents, if necessary, shall have been obtained, (B) the proceeds from the Delayed Draw B Term Loans shall only be used to consummate the applicable Target Notes COC Offers and pay related fees and expenses, and (C) the Administrative Agent shall have received a certificate duly executed by a senior officer of the Borrower certifying that the condition set forth in clause (A) above has been satisfied in all respects.

Representations and Warranties:

Those representations and warranties applicable to the Borrower and the restricted subsidiaries which are usual and customary for these types of facilities, and such additional representations and warranties as the Arrangers shall reasonably deem appropriate in the context of the proposed Transaction.  Notwithstanding the foregoing or any other provisions of the Commitment Letter, Term Sheet or Fee Letter, representations and warranties (i) with respect to Target and its subsidiaries shall not be more onerous than those in the Acquisition Agreement insofar as they impact conditions to borrowings for the Acquisition and the Refinancing (it being understood that this does not impact transactional representations and warranties (e.g., authorization, execution, delivery and enforceability of the Credit Documentation, etc.) pertaining to the Credit Facilities, the Loans, the Borrower and Guarantors or representations and warranties for borrowings made other than for the purpose of the Acquisition and the Target Refinancing (and if there is not a Two Phase Syndication but only a one phase syndication, the Borrower Refinancing as well)) or (ii) with respect to the Borrower and its subsidiaries shall not include a material adverse change or effect representation and warranty or definition (or require for the satisfaction or accuracy of representations and warranties, the absence of a material adverse change or effect) regarding its business, assets, results of operations, conditions (financial or otherwise), liabilities or prospects insofar as such language impacts conditions to borrowings for the Acquisition and the Refinancing.

Covenants:

Those covenants applicable to the Borrower and the restricted subsidiaries usual and customary for these types of facilities (with customary exceptions to be agreed upon).  Although the covenants (other than the financial covenants, which shall be limited to those set forth in clause (x) below) have not yet been specifically determined, the covenants shall in any event include, but not be limited to the following (all such covenants to be subject to customary baskets and exceptions to be mutually agreed):

(i)            Limitations on other indebtedness (including contingent liabilities and seller notes); provided, that subordinated debt issued by the Borrower shall be permitted so long as the Borrower is in pro forma compliance with financial covenants, the subordination terms are customary for high yield debt issuances and the aggregate principal amount of all such subordinated debt does not exceed at any time outstanding a certain dollar amount (to be mutually agreed upon) in the aggregate.

(ii)           Limitations on investments, mergers, acquisitions, joint ventures, partnerships and acquisitions and dispositions of assets; provided that (a) acquisitions shall be permitted so long as the Borrower is in pro forma compliance with financial covenants (subject to baskets to be mutually agreed upon) and (b) investments shall be permitted without restrictions with respect to (1) joint ventures where the Borrower is in control or has a management contract and (2) casinos and “racinos” where the Borrower has entered into management contract; provided, however, that, notwithstanding the foregoing, with respect to clause (b) above, if, on a pro forma basis after giving effect thereto, the total debt leverage ratio (to be defined as mutually agreed upon) of the Borrower and its restricted subsidiaries is equal to or less than 4.5 to 1.00, then the Borrower and its restricted subsidiaries shall be permitted to make prohibited investments under clause (b) above in an unlimited aggregate amount following the Closing Date; provided, further, however, that, if, on a pro forma basis after giving effect thereto, such total debt leverage ratio of the Borrower and its restricted subsidiaries exceeds 4.5 to 1.00, then the Borrower and its restricted subsidiaries shall be permitted to make prohibited investments under clause (b) following the Closing Date only if such investments to be made together with all prohibited investments so made following the Closing Date does not exceed $300 million in the aggregate.

(iii) Limitations on sale-leaseback transactions.

(iv) Limitations on dividends and restricted payments.

(v) Limitations on voluntary prepayments of certain other indebtedness and amendments thereto, and amendments to organizational documents.

(vi) Limitations on transactions with affiliates.

(vii) Limitations on holding cash and Cash Equivalents at any time Revolving Loans are outstanding.

(viii) Maintenance of existence and properties.

(ix) Limitations on liens.

(x) Financial covenants shall consist of the following:

(a)	Maximum Total Debt to EBITDA;

(b)	Maximum Senior Debt to EBITDA; and

(c) Minimum Fixed Charge Coverage Ratio.

The following shall be excluded from financial covenant calculations: (i) guarantees of indebtedness of joint ventures in which the Borrower or its subsidiaries has a equity interest (subject to a minimum percentage equity interest therein to be mutually agreed upon) not to exceed a certain dollar amount (to be mutually agreed upon) in the aggregate; provided, however, that if and when any such guarantee is demanded, then such guarantee shall be included in the financial covenant calculations; (ii) any guarantees of Borrower or any of its subsidiaries entered into with respect to casinos and “racinos” managed by the Borrower or any of its subsidiaries not to exceed a certain dollar amount (to be mutually agreed upon) in the aggregate; provided, however, that if and when such guarantee is demanded, then such guarantee shall be included in the financial covenant calculations; and (iii) the Pocono Downs Put Obligation.

	(xi)	Limitations on capital expenditures (with carry forwards to be mutually agreed upon).

	(xii)	Adequate insurance coverage.

	(xiii)	ERISA covenants.

	(xiv)	Financial reporting, notice of environmental, ERISA-related matters and material litigation and visitation and inspection rights.

	(xv)	Compliance with laws, including environmental and ERISA.

	(xvi)	Payment of taxes and other liabilities.

	(xvii)	Limitation on changes in nature of business.

	(xviii)	Use of proceeds.

Events of Default:

Those events of default usual and customary for these types of facilities, including, without limitation, a change of control (with a definition to be mutually agreed upon) of the Borrower. Notwithstanding the foregoing, events of default shall not be constructed to conflict with specifically negotiated conditions (or the absence thereof) to borrowings for the Acquisition and the Refinancing set forth herein or in the Term Sheet. Except as expressly set forth in Annex I hereto, the foregoing shall not preclude an event of default from occurring on a customary basis; however, it shall in no event prevent satisfaction of conditions to borrowing for the Acquisition and the Target Refinancing

(and if there is not a Two Phase Syndication but only a one phase syndication, the Borrower Refinancing as well). In the event of any action, circumstance or event occurring prior to the Closing Date that adversely affects compliance with financial covenants or otherwise may result in an Event of Default following borrowings for the Acquisition and the Target Refinancing (and if there is not a Two Phase Syndication but only a one phase syndication, the Borrower Refinancing as well), the Arrangers and the Borrower will review and negotiate, in good faith, revised levels or other changes in order to prevent an Event of Default from occurring on or following the Closing Date.

Expenses:

The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arrangers associated with the syndication of the Credit Facilities and the preparation, execution, delivery, and administration of the Credit Documentation with respect to the Credit Facilities and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel and any Clearpar costs and expenses) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of one counsel in addition to any local counsel as the Arrangers reasonably determine) in connection with the enforcement of the Credit Documentation.

Indemnification:

The Credit Documentation will contain customary indemnities for the Administrative Agent, the Arrangers, the Co-Syndication Agents, any documentation agent, the Lenders and their respective employees, agents and affiliates (other than as a result of such person’s gross negligence or willful misconduct or material breach).

Counsel to the Administrative Agent and the Arrangers:	Cahill Gordon & Reindel LLP

EXHIBIT A

Annex 1 to Exhibit A

SUMMARY OF CONDITIONS PRECEDENT TO INITIAL EXTENSION OF CREDIT

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter and Term Sheet.

The conditions precedent for the initial borrowing or issuance of Letters of Credit under the Credit Facilities shall be those conditions precedent set forth or reflected in the Commitment Letter, the Term Sheet and the following:

(1)

With respect to the Transaction (excluding the Senior Secured Financing): (a) the Acquisition shall be consummated in all respects in a manner consistent with the Acquisition Agreement, unless otherwise consented to by the Arrangers (such consent not to be unreasonably withheld or delayed). Any documentation executed and delivered in connection with the Acquisition Agreement not delivered to the Arrangers on or prior to the date hereof shall be reasonably satisfactory in form and substance to the Arrangers. All conditions precedent to the consummation of the Acquisition, as set forth in the Acquisition Agreement, shall have been satisfied in all material respects, and not otherwise waived in any material respect except with the consent of the Arrangers (not to be unreasonably withheld or delayed), to the satisfaction of the Arrangers; and (b) such Transaction and the consummation thereof shall be in compliance in all material respects with all applicable requirements of law, rules, statutes and regulations (including gaming regulations) and regulatory approvals.

(2)

With respect to the Senior Secured Financing: (a) the negotiation, execution and delivery of definitive Credit Documentation (and related Security Agreements and guaranties) consistent with the terms of the Commitment Letter, this Term Sheet and reasonably satisfactory to the Arrangers and the Administrative Agent; (b) such documentation shall be in full force and effect; (c) all conditions precedent to the consummation of such Senior Secured Financing as set forth in the documentation relating thereto (and consistent with the terms of the Commitment Letter and the Fee Letter), including the Commitment Letter, shall have been satisfied in all respects, and not otherwise waived in any respect except with the consent of the Arrangers, to the satisfaction of the Arrangers; and (d) the consummation thereof shall be in material compliance with all applicable laws, rules, statutes and regulations (including gaming regulations and Regulations T, U and X of the Federal Reserve Board) and regulatory approvals.

(3)

All obligations of the Borrower, Target and their respective subsidiaries with respect to the indebtedness being refinanced pursuant to the Refinancing (other than pursuant to the Target Notes COC Offers), and all obligations of the Borrower and Target under the Existing Borrower Facilities and the Existing Target Facilities, respectively, in each case shall have been paid in full, and all commitments, security interests and guaranties in connection therewith shall have been terminated and released, all to the reasonable satisfaction of the Arrangers. All Existing Target Notes validly tendered pursuant to the Target Notes Tender/Consent shall have been purchased or a majority of the Existing Target Notes shall otherwise have been repaid and discharged and a supplemental indenture eliminating all significant restrictive covenants therein shall have been executed by the applicable trustees and Target. The Target Notes Tender/Consent shall have been effected in compliance with the applicable indentures and with all applicable laws, rules and regulations, and all required consents, if necessary shall have been obtained.

(4)

After giving effect to the consummation of the Transaction, the Borrower and its restricted subsidiaries shall have no outstanding preferred equity and indebtedness or contingent liabilities in respect of indebtedness, except for the following (collectively, the “Existing Indebtedness”):

(i) the Senior Secured Financing;

(ii) to the extent that Existing Target Notes remain outstanding following the Target Notes Tender/Consent on the Closing Date, the Existing Target Notes;

(iii)          intercompany indebtedness of the Borrower and its restricted subsidiaries in amounts reasonably acceptable to the Arrangers, provided such intercompany indebtedness is subordinated in full (including without limitation in right to payment) to the Senior Secured Financing to the reasonable satisfaction of the Arrangers to the extent not prohibited by applicable gaming laws;

(iv)          the Borrower’s 2010 Notes, the Borrower’s 2011 Notes, and the Borrower’s 11 1/8% Senior Subordinated Notes due 2008 (and replacements or refinancings thereof having a longer maturity and terms otherwise reasonably satisfactory to the Arrangers); no new debt securities (other than as referred to otherwise in this clause (iv)) shall be issued without the Arrangers’ consent not to be unreasonably withheld or delayed);

(v)           capital leases and vendor and equipment financing indebtedness of the Borrower, Target and their respective restricted subsidiaries not to exceed approximately the amounts as of the date hereof plus that which is required in the ordinary course and consistent with past practices after the date hereof; and

(vi) such other existing indebtedness and disclosed contingent liabilities in respect of indebtedness as shall be permitted by the Arrangers.

(5)

All necessary governmental, gaming regulatory and third party approvals and/or consents in connection with the Transaction, including without limitation, the transactions contemplated by the Credit Facilities (excluding landlord

2

consents under leases of the Casino Rouge and Boomtown Biloxi facilities so long as the applicable landlords so refuse to give such consents) shall have been obtained and shall remain in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, enjoins, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the transactions contemplated by the Credit Facilities or otherwise referred to herein. Additionally, there shall not exist any judgment, order, injunction or other restraint, and there shall be no pending litigation or proceeding by any governmental entity, prohibiting, enjoining or imposing materially adverse conditions upon the Transaction or the transactions contemplated by the Credit Facilities, or on the consummation thereof. Notwithstanding the foregoing, it is understood that up to one asset sale in each of the State of Illinois and the State of Louisiana to the extent required by gaming, regulatory or antitrust authorities of such respective States in connection with the transactions contemplated hereby shall not be deemed to restrain, enjoin, prevent or otherwise impose materially adverse conditions upon the Transaction or any part thereof or the transactions contemplated by the Credit Facilities, or on the consummation thereof.

(6)	The Borrower has complied in all respects with its obligations under the Fee Letter.

(7)

After giving effect to the Transaction, the financings incurred in connection therewith and the other transactions contemplated hereby, there shall be no conflict with, or default under, any material agreement of the Borrower and its subsidiaries (including any such material agreements (i) acquired pursuant to the Acquisition, (ii) entered into pursuant to the Transaction and (iii) in respect of Existing Indebtedness), subject to such exceptions as may be agreed upon.

(8)

All costs, fees, expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby, payable to the Administrative Agent, the Arrangers and the Lenders payable in respect of the Transaction shall have been paid to the extent due.

(9)

The Guaranties and Security Agreements required hereunder shall have been executed and delivered in form, scope and substance reasonably satisfactory to the Arrangers, and the collateral agent for the benefit of the Administrative Agent, the Lenders, the issuers of Letters of Credit, and the entities providing hedging arrangements contemplated by this Term Sheet shall have a first priority perfected security interest in the properties and assets of the Borrower and the Guarantors as and to the extent required above (including, without limitation, a first preferred ship’s mortgage on all vessels owned as of the Closing Date by the Borrower and the Guarantors (if documented with the U.S. Coast Guard)).

3

(10)

The Lenders and the Administrative Agent shall have received (a) legal opinions from counsel (including, without limitation, from New York counsel and from local and gaming counsel in all material jurisdictions) covering matters reasonably acceptable to the Arrangers (including, without limitation, a customary enforceability opinion and a no-conflicts opinion), and such documents and certificates as the Arrangers or their counsel may reasonably request relating to the organization, existence and good standing of each of the Borrower and Guarantors, the authorization of the Transaction and any other legal matters relating to the Borrower and the Guarantors, the Credit Documentation or the Transaction, all in form and substance reasonably satisfactory to the Arrangers.

(11)

The Lenders shall have received a solvency certificate, in form and substance reasonably satisfactory to the Arrangers, from the chief financial officer of the Borrower, setting forth the conclusions that, after giving effect to the Transaction and the incurrence of all the financings contemplated herein, the Borrower and the Borrower and its subsidiaries taken as a whole, is or are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection therewith, and will not be left with unreasonably small capital with which to engage in its or their businesses and will not have incurred debts beyond its or their ability to pay such debts as they mature (which may assume that there exists no default or event of default on the Closing Date).

(12)

The Arrangers and the Lenders shall have received (i) audited consolidated financial statements of the Borrower and of Target for the three fiscal years ended prior to the Closing Date, (ii) unaudited consolidated financial statements of the Borrower and of Target for each fiscal quarter ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date, (iii) pro forma consolidated financial statements of the Borrower and its subsidiaries (including Target and its subsidiaries) meeting the requirements of Regulation S-X for registration statements (as if such a registration statement for a debt issuance of the Borrower became effective on the Closing Date) on Form S-1, (iv) interim financial statements of the Borrower and of Target for each month ended after the date of the last available quarterly financial statements and at least 30 days prior to the Closing Date and (v) projected consolidated financial statements of the Borrower and its subsidiaries for five fiscal years ended after the Closing Date, which projections shall (A) reflect the forecasted consolidated financial condition of the Borrower and its subsidiaries after giving effect to the Transaction and the related financing thereof, and (B) be prepared and approved by the Borrower.

(13)

The Arrangers shall have received (if requested by them) Phase I reports from environmental consultants (which consultants shall be reasonably satisfactory to the Arrangers), and such Phase II reports (if requested by the Arrangers) as recommended or prudently suggested by the Phase I reports, in each case with

4

respect to the real properties of Target and its subsidiaries and such other reports, audits or certifications as is it may reasonably request.

(14)

The Lenders and the Arrangers shall have received (i) customary title insurance policies (including such endorsements as the Arrangers may reasonably require), reasonably current certified surveys, evidence of zoning and other legal compliance, certificates of occupancy, legal opinions and other customary documentation required by the Arrangers with respect to all real property subject to mortgages (with exceptions to be mutually agreed upon); (ii) customary appraisals from an appraiser(s) reasonably satisfactory to the Arrangers, of the properties and assets to be agreed upon of the Borrower and its subsidiaries after giving effect to the Transaction; and (iii) FIRREA appraisals to the extent required by applicable law or regulation.

(15)

The Arrangers shall have received a certificate, dated the date of the initial extension of credit and signed by a senior officer of the Borrower, confirming compliance with certain conditions precedent and other customary confirmatory documentation.

(16)	With respect to the funding of the Acquisition and the Target Refinancing,

(a)           there shall not have occurred a material and willful or knowing breach of any representations and warranties and such breach results from intentional acts or omissions within the Borrower’s control or knowledge;

(b)           there shall not have occurred a breach of customary representations and warranties concerning the accuracy of information supplied or made available to the Arrangers (to the knowledge of the Borrower with respect to information relating to Target) and the inaccuracy is material and adverse with respect to the Borrower and its subsidiaries, taken as a whole, after giving effect to the Transaction; and

(c)           no default or event of default arising from any of the following shall exist: (i) a willful and material breach (resulting from intentional acts or omissions within the Borrower’s control) by the Borrower of any negative or affirmative covenant (excluding financial covenants) contained in the Credit Documentation; (ii) a failure by the Borrower to make payments under the Credit Documentation; (iii) payment defaults on other material indebtedness of the Borrower or any of its subsidiaries; (iv) a change of control of the Borrower (with a definition to be mutually agreed upon) shall have occurred; or (v) customary bankruptcy or insolvency events in respect of the Borrower shall have occurred.

5